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                                                                    Exhibit 10.3

                             KAISER/PBGC SETTLEMENT

                                                                October 14, 2004

            Kaiser Aluminum & Chemical Corporation ("Kaiser") and the Pension Benefit Guaranty Corporation ("PBGC") agree to the following terms:

1. After the USWA ratifies the amended and restated agreement under sections 1113 and 1114 of the Bankruptcy Code with Kaiser, PBGC will make its decision on whether to approve the distress termination of the Kaiser Aluminum Pension ("KAP") Plan, and will notify Kaiser of its determination. If the ratification occurs prior to September 30, 2004, PBGC will notify Kaiser of PBGC's determination on or before September 30, 2004. If Kaiser signs the trusteeship agreement (the "Trusteeship Agreement"), the form of which is annexed hereto as Exhibit A, on or before September 30, 2004, then, pursuant to IRC Section 7527(d)(2), PBGC will certify to the IRS that eligible KAP participants are receiving PBGC benefits commencing in October 2004. If the USWA ratification occurs on September 30, 2004 or thereafter, PBGC will notify Kaiser of PBGC's determination within two business days of the date of ratification. If Kaiser signs the Trusteeship Agreement, then, pursuant to IRC Section 7527(d)(2), PBGC will certify to the IRS that eligible KAP participants are receiving PBGC benefits commencing in the month immediately following the month in which such agreement is signed by Kaiser.

2.    Kaiser will continue to sponsor the following plans:

            a.    Kaiser Aluminum Los Angeles Extrusion Pension Plan

            b.    Kaiser Center Garage Pension Plan

            c.    Kaiser Aluminum Tulsa Pension Plan

            d.    Kaiser Aluminum Bellwood Pension Plan

            e.    Kaiser Aluminum Sherman Pension Plan

      On the later of (a) five business days after bankruptcy court approval of this agreement or (b) 30 days after the effective date of the Intercompany Claims Settlement between Kaiser and the Official Committee of Unsecured Creditors, Kaiser will satisfy the minimum funding standard under IRC
      Section 412 for all five retained pension plans. Kaiser will also insure that the minimum funding standard is satisfied during the remainder of the Debtors' Chapter 11 proceedings, which proceedings are pending in the United States Bankruptcy Court, District of Delaware, Case Number 02-10429 (jointly administered). Kaiser agrees that it will not seek reimbursement of any minimum funding payments for any retained pension plan from any of the other Debtors' estates.

3. The appeal of the Bankruptcy Court Order finding that Kaiser satisfied the reorganization test as to all plans (other than Garage) will be dismissed.

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4.    PBGC will issue a no-action letter with respect to the salaried defined contribution plan, the USWA defined contribution plan, and the SPT plan (collectively, the "Replacement Plans"), in the form annexed hereto as Exhibit B.

5. Kaiser, PBGC and USWA agree that, prior to July 1, 2009, the Replacement Plans will not increase benefits (contribution levels) and that Kaiser will not establish or contribute to a defined benefit plan (other than SPT) with respect to bargaining locations previously covered by the USWA Plan.

6. The directed assets and the remaining assets of the Master Trust will be addressed in a side letter reasonably acceptable to both parties.

7. PBGC agrees to a full release of all claims against Valco, and the form of such release is annexed hereto as Exhibit C.

8. It is anticipated that reorganized Kaiser will make an election under applicable tax laws that will permit it to retain and utilize fully Kaiser's U.S. net operating loss carryovers (the "NOLs") following the effectiveness of Kaiser's plan of reorganization. PBGC acknowledges that, in order to ensure that reorganized Kaiser will retain and be able to utilize fully the NOLs as contemplated by such election, the equity securities to be issued in connection with the plan of reorganization will have to be subject to certain restrictions on transfer intended to avoid an ownership change following the effectiveness of the plan of reorganization that would trigger limitations on reorganized Kaiser's ability to utilize the NOLs under applicable tax laws. PBGC will agree to restrictions on the transfer of the equity securities to be received by it pursuant to Kaiser's plan of reorganization so long as the restrictions applicable to such securities are no more restrictive than those applicable to the equity securities to be received by the voluntary employee benefit association trust established for the benefit of retirees represented by the USWA.

9. PBGC's claims for unfunded benefit liabilities and premiums shall be treated as allowed general unsecured claims against all the Debtors in the amount determined under the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") and PBGC's regulations, which the Debtors and PBGC agree is $630 million, less the amount in paragraph 10 below, provided that PBGC's recovery at the estates of AJI/KJC and KAAC/KFC will be limited to 32% of the net distributable proceeds payable in the aggregate to holders of senior notes, holders of junior notes and PBGC under confirmed plans of reorganization.

10. PBGC shall have an allowed administrative claim against all the Debtors other than AJI and KJC in the amount of $14 million, which claim shall be joint and several against all the Debtors other than AJI and KJC.

11. Kaiser will affirmatively support the agreed PBGC claim amounts, described above, against any challenge, including the objection filed by Law Debenture Trust Company in Kaiser's jointly-administered proceeding.

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12.   This agreement is subject to approval of the bankruptcy court presiding over Kaiser's Chapter 11 case, although PBGC shall take the actions described in paragraph 1 hereof whether or not bankruptcy court approval has been obtained by the applicable dates.

            IN WITNESS WHEREOF, the parties have caused this document to be executed by the duly authorized persons whose signature appears below on the date appearing opposite their names.

                                PENSION BENEFIT GUARANTY CORPORATION

Dated: October 15, 2004         /s/ Robert Joy
                                -----------------------------------------------
                                By:  Robert Joy
                                Its: Acting Deputy Executive
                                     Director and Chief Operating Officer

                                KAISER ALUMINUM & CHEMICAL CORPORATION

Dated: October 14, 2004         /s/ John Barneson
                                -----------------------------------------------
                                By:  John Barneson
                                Its: Chief Administrative Officer and Senior
                                     Vice President

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